May 9, 2019

Carrie Anderson

Dear Carrie:

We are delighted to offer you the position of Corporate Vice President, Chief Financial Officer with Integra Life Sciences Corporation, reporting to Peter Arduini, President & Chief Executive Officer. The salary for this position is $500,000 annually, paid in bi-weekly installments. Your position is exempt, making you ineligible for overtime.

You will be eligible to participate in the Integra annual cash incentive program (the Performance Incentive Compensation Plan) for 2019 and thereafter providing your date of hire is on or before, September 30. Your target cash incentive opportunity will be equal to 70% of your base salary. The cash incentive award is subject to the achievement of the company, division/department, and personal strategic objectives, and to receive an award you must remain actively employed through the payout date for the plan year. Your incentive award for 2019 will be prorated for your first year of employment based on your start date.

You are also eligible to participate in Integra’s long-term incentive program (the 2003 Equity Incentive Plan) for 2019 and thereafter. Your target opportunity is equal to 190% of your base salary. The target amount is also based on the achievement of company, department and individual objectives. Equity awards for Executive Leaders are typically issued as the following combination: 20% in Restricted Stock Awards (RSA), 50% in Performance Stock Units (PSU), and 30% in Stock Options. The RSA will vest as follows: the first thirty-three percent (33%) will vest one year after the grant date, the second thirty-three percent (33%) will vest the second year after the grant date, and the final thirty-four percent (34%) will vest on the third year following the grant date. PSUs reflect your opportunity to receive unrestricted shares of common stock of the Company contingent on the achievement of certain performance goals covering the applicable performance period, as described in the Award Agreement. Following certification of the achievement of the goal for each year of the performance period, Integra will issue to you the applicable number of shares of Integra common stock free of restrictions, less any shares withheld for taxes. In addition, the Award Agreement provides for a “catch-up” opportunity, in the event the performance requirement isn’t achieved for a single fiscal year. Stock Options will vest as follows: 25% will vest on each the first, second, third, and fourth anniversary of the grant date. Written confirmation of the shares granted and award agreement containing information about the plan will be forwarded to you by the Human Resources Department at the time of the grant.

In addition, you will be awarded a one-time Restricted Stock Award in connection with your hiring under the 2003 Equity Incentive Plan, equivalent to $1,700,000. The grant will be issued on the first business day of the month following your date of hire. The restricted stock award will vest as follows: the first thirty-three percent (33%) will vest on the first anniversary your grant date, the second thirty-three percent (33%) will vest on the second anniversary of your grant date, and the final thirty-four percent (34%) will vest on the third anniversary of the grant date. The number of shares granted will be calculated by dividing the award amount by the closing price of Integra Life Sciences stock on the grant date. Written confirmation of the shares granted and a restricted stock award agreement containing information about the Plan will be forwarded to you by the Human Resources Department at the time of the grant. The Award is granted under and governed by the terms and conditions of the Company’s Plan, as amended, and the Award Agreement.

The Corporate Vice President, Chief Financial Officer is required to hold common stock with a value equal to two times annual base salary. Vested shares of restricted stock may be included to determine whether the required ownership interest has been met.

In addition, unvested shares of restricted stock may be included to determine whether the required ownership interest has been met, provided that such shares vest based on time and not performance. Executive officers have five years from the date of their appointment as an officer to attain this ownership threshold.

Upon joining Integra, you will be granted a one-time sign-on bonus of $225,000. The sign- on bonus will be paid to you within the first thirty (30) days of employment and is subject to applicable local and federal tax withholdings. Should you decide in the first twenty-four months of employment to voluntarily leave the company, you will be required to repay the full amount of the cash sign-on bonus. Integra and you agree that “’voluntarily leave” for purposes of this paragraph means your decision to depart from Integra based on your own free will and further agree that a departure by you for Good Reason, as that phrase is defined in the Change of Control Severance Plan, does not amount to a “voluntary leave” requiring repayment of this sign-on bonus

As a part of your offer, we will provide you with executive relocation assistance. The Company will reimburse you for relocation expenses you incur up to $100,000. All expenses relating to relocation and temporary living must be completed within one year of your hire date. If you decide to leave Integra in less than two years from your start date, you agree to repay any relocation expenses that have been reimbursed to you by the company. Integra’s Domestic Relocation Policy for Executive Officers defines the type of departure from Integra requiring your repayment of the relocation assistance. In addition, you and Integra agree that a departure by you for Good Reason, as that phrase is defined in the Change of Control Severance Plan, does not require your repayment of the relocation assistance.

In addition to participation in the above programs in connection with commencement of your employment, shortly after your hire you will be selected as an Officer participant in Integra’s Change in Control Severance Program. Specifically, at the first regularly-scheduled Compensation Committee meeting following your start date, you will be selected as a participant in the Change in Control Severance Program. Integra and you will execute the Change in Control agreement as soon as practicable after your selection.
As an Integra employee, you will be eligible for our comprehensive benefits package that includes paid time off, health and welfare benefits, a 401(k) Plan, an employee stock purchase plan, a short and long term disability (Core and Buy-up) plan and an education assistance program. You and your eligible dependents will be eligible for health and welfare benefits (medical/Rx, dental, vision, life insurance, short-term disability and flexible spending accounts) on your hire date. Proof of dependent eligibility for healthcare benefits is required following the benefits enrollment process. You will be eligible for Core and Buy-up Long- Term Disability on the first of the month following 60 days from your hire date. You become eligible for the 401(k) plan on the first day of the month following your hire date, and the employee stock purchase program on the first day of the calendar quarter following your hire date.

This offer is contingent upon satisfactory completion of Integra’s pre-employment screening process, including a background check and references. This offer is also contingent upon signing a confidentiality agreement and non-compete agreement. All employees are required to sign this document. Please review, sign and date the attached agreement and return it along with a copy of your signed offer letter. If you have questions regarding the agreement, please contact me. If you do not agree with the terms of this document, this offer of employment, including all its terms, will be rescinded.

The U. S. Department of Justice requires all new hires to provide identification documents that establish both identity and employment eligibility, within three days of employment. A list of acceptable documents can be found on the back of the I-9 form. You will need to present the identification documents to the Human Resources Department.
If these identification documents are not provided within three days following your start date, termination of employment will ensue.

Although Integra Life Sciences anticipates a mutually rewarding employment relationship, it is expressly understood and agreed that your employment is “at will”. Under this relationship, Integra LifeSciences may, at any time, decide to end an individual’s employment with or without cause or prior notification.

Accordingly, we have no agreement that your employment will continue for any particular period of time. Likewise, you have the right to terminate your employment at any time. Should you desire to terminate this relationship, you agree to use your best efforts to give Integra LifeSciences 30 day’s written notice.

If you have any questions regarding this letter or its contents, please feel free to address them to me. If this offer is acceptable to you, please note your acceptance by signing below and return this document to our attention by May 10, 2019.
Integra Life Sciences is a growing company with an excellent future. Building our company is a rewarding experience, and we are looking forward to having you join us.

Sincerely,
Lisa Evoli
Lisa Evoli
Corporate Vice President & Chief Human Resources Officer

I accept your offer of employment.

Signature:

/s/ Carrie Anderson

Date: May 9, 2019